Exhibit (a(i)) under Form N-1A
                                          Exhibit (3(i)) under Item 601/Reg. S-K

                                                 (Amd. #18) file stamped 3/12/97
              FEDERATED FUND FOR U.S. GOVERNMENT SECURITIES, INC.

                           CERTIFICATE OF CORRECTION

            Federated Fund for U.S. Government Securities, Inc., a Maryland corporation, having its principal office in Maryland in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:            The title of the document being corrected is "Articles
Supplementary."

SECOND:     The only party to the document being corrected is Federated Fund for U.S. Government Securities, Inc. (formerly, Fund for U.S. Government Securities, Inc.).

THIRD:      The document being corrected was filed with the State Department of
Assessments and Taxation on August 3, 1994.

FOURTH:     (1)   Article SECOND in the document as previously filed reads as follows:

            SECOND:     The shares of Common Stock reclassified hereby shall
have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article FIFTH, paragraph (b) of the Corporation's charter and shall be subject to all provisions of the charter relating to stock of the Corporation generally.

      (2)   Article SECOND in the document as corrected reads as follows:

            SECOND:     The shares of common stock reclassified hereby shall
have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article FIFTH, paragraph (b) of the Corporation's charter and shall be subject to all provisions of the charter relating to stock of the Corporation generally and to the following:

      At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder, and applicable rules and regulations of the National Association of Securities Dealers, Inc., and reflected in the pertinent registration statement of the Corporation, Class B Shares of the Corporation may be automatically converted into Class A Shares of the Corporation based on the relative net asset values of such classes at the time of the conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

      IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on this 28th day of February, 1997.


      The undersigned President acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


WITNESSED                           FEDERATED FUND FOR U.S.
                                    GOVERNMENT SECURITIES, INC.



               /s/ S. Elliott Cohan     By:/s/ J. Christopher Donahue
               ---------------------       -----------------------------
S. Elliott Cohan                    J. Christopher Donahue
Assistant Secretary                 President